Exhibit 10.1
EXECUTION VERSION
SECOND AMENDMENT TO CREDIT AGREEMENT
     SECOND AMENDMENT dated as of April 28, 2008 (this “Second Amendment”) among VERIFONE INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“Holdings”), VERIFONE, INC., a Delaware corporation (the “Borrower”), the Lenders party or consenting hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) to the Credit Agreement (as defined below).
     Holdings, the Borrower, the banks and other lending institutions from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), the Administrative Agent, JPMorgan Chase Bank, N.A., as Swing Line Lender and as an L/C Issuer, Bank Leumi USA and Wells Fargo Bank, N.A., as Co-Documentation Agents, and Lehman Commercial Paper Inc., as Syndication Agent, are parties to a Credit Agreement dated as of October 31, 2006, as amended by a First Amendment dated as of January 25, 2008 (the “Credit Agreement”; terms used herein without definition which are defined in the Credit Agreement being used herein as therein defined). Holdings and the Borrower have requested that the Required Lenders agree to certain amendments to the Credit Agreement, and each of the Lenders party or consenting hereto (which Lenders collectively constitute the Required Lenders), have agreed, subject to the terms and conditions set forth herein, to amend the Credit Agreement as herein provided. Accordingly, Holdings, the Borrower and the Lenders party or consenting hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement or in Section 2.01(a) of this Second Amendment have the same meanings when used in this Second Amendment. The following additional terms, as used herein, have the following respective meanings:
     “Consenting Lender” means each Lender that consents to this Second Amendment as evidenced by the receipt by Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Administrative Agent, of an executed counterpart signature page evidencing such Lender’s consent and agreement to this Second Amendment from such Lender prior to 12:00 noon (local time in New York City) on April 28, 2008.
     “Second Amendment Fee” has the meaning set forth in Section 3.01(e) of this Second Amendment.
ARTICLE II
AMENDMENTS TO THE CREDIT AGREEMENT
     Section 2.01 Amendments to Article I of the Credit Agreement.

     (a) Clause (a) of the definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following pricing grid for Revolving Loans in lieu of the existing pricing grid:

	Applicable Margin for Revolving Loans
Pricing Level	Total Leverage Ratio	Eurodollar Rate	Base Rate
1	≥ 3.00:1	2.250%	1.250%
2	< 3.00:1 but ≥ 2.50:1	2.125%	1.125%
3	< 2.50:1	2.000%	1.000%
     (b) Clause (b) of the definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended to read in full as follows:
     “(b) With respect to Term B Loans, 2.75% if such Loans are Eurodollar Loans and 1.75% if such Loans are Base Rate Loans.”
     (c) Clause (c) of the definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following pricing grid for Commitment Fees and L/C Fees in lieu of the existing pricing grid:

	Commitment Fee and L/C Fee
Pricing Level	Total Leverage Ratio	Commitment Fee	L/C Fee
1	≥ 3.00:1	0.5000%	2.250%
2	< 3.00:1 but ≥ 2.50:1	0.4750%	2.125%
3	< 2.50:1	0.4250%	2.000%
     (d) The definition of “Restated Financials” is hereby amended by inserting “the consequences of” prior to “the Earnings Restatements for the applicable periods.”
     Section 2.02 Amendment to Article II of the Credit Agreement. The proviso to Section 2.09(b)(ii) of the Credit Agreement is hereby amended by inserting “August 10, 2008” in lieu of “May 10, 2008”.
     Section 2.03 Amendments to Article VI of the Credit Agreement.
     (a) Section 6.01(a) of the Credit Agreement is hereby amended to read in full as follows:
     “(a) Annual Financial Statements. As soon as available, and in any event (i) within 90 days after the end of each fiscal year of Parent Holdings (commencing with the fiscal year ended October 31, 2006 but other than the fiscal year ended October 31, 2007)

and (ii) by July 31, 2008 with respect to the fiscal year ended October 31, 2007, a consolidated balance sheet of Parent Holdings and its Consolidated Subsidiaries, as of the end of such fiscal year, and the related consolidated statement of operations and retained earnings and consolidated statement of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial statements to be in reasonable form and detail and audited by Parent Holdings’ registered independent public accounting firm and accompanied by an opinion of such firm (which shall not be qualified or limited in any material respect) to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Parent Holdings and its Consolidated Subsidiaries in accordance with GAAP consistently applied (except for changes with which such accountants concur).”
     (b) Section 6.01(b) of the Credit Agreement is hereby amended to read in full as follows:
     “(b) Quarterly Financial Statements. As soon as available, and in any event (i) within 45 days after the end of each of the first three fiscal quarters in each fiscal year of Parent Holdings (commencing with fiscal quarter ended January 31, 2007 but other than the Affected Quarters and the fiscal quarter ended January 31, 2008 and the fiscal quarter ending April 30, 2008) and (ii) by July 31, 2008 with respect to the Affected Quarters and the fiscal quarters ended January 31, 2008 and the fiscal quarter ending April 30, 2008, a consolidated balance sheet of Parent Holdings and its Consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated statement of operations and retained earnings and consolidated statement of cash flows for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in comparative form consolidated figures for the corresponding periods of the preceding fiscal year, all such financial statements to be in form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of Parent Holdings to the effect that such quarterly financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Parent Holdings and its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.”
     (c) Section 6.02(f) of the Credit Agreement is hereby amended to read in full as follows:
     “(f) Excess Cash Flow. Commencing with the fiscal year ending October 31, 2007, a certificate of the chief financial officer of Holdings containing information regarding the calculation of the amount, if any, required to be prepaid by the Borrower under Section 2.09(b)(ii) in respect of Excess Cash Flow for such fiscal year. Such certificate shall be due (i) for the fiscal year ending October 31, 2007, on or before August 10, 2008 and (ii) within 100 days after the end of each fiscal year of Holdings thereafter.”

     Section 2.04 General Amendment. The Credit Agreement is hereby amended by replacing Schedule I to the Credit Agreement with the text of Schedule I hereto.
ARTICLE III
CONDITIONS TO EFFECTIVENESS
     Section 3.01 Conditions to Effectiveness of this Second Amendment. This Second Amendment, and each of the amendments contained herein, shall become effective on the date (the “Second Amendment Effective Date”) when each of the following conditions precedent have been fulfilled (or waived) to the reasonable satisfaction of the Administrative Agent:
     (a) Execution and Delivery of this Second Amendment. The Administrative Agent shall have received counterparts of this Second Amendment duly executed by Holdings, the Borrower and the Administrative Agent and duly consented to by the Required Lenders.
     (b) Acknowledgement. The Administrative Agent shall have received counterparts of an Acknowledgement and Agreement, substantially in the form of Exhibit A hereto, duly executed by each of the Persons (other than Holdings and the Borrower) who are or are required by the Finance Documents to be Loan Parties.
     (c) Payment of Fees. All costs, fees and expenses due to the Administrative Agent and the Lenders on or before the Second Amendment Effective Date pursuant to the Finance Documents shall have been paid, including, without limitation, the Second Amendment Fee.
     (d) Counsel Fees. Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) shall have received full payment from the Borrower of the fees and expenses of Fried Frank described in Section 6.07 of this Second Amendment which are billed through the Second Amendment Effective Date.
     (e) Amendment Fee. The Borrower shall have paid to the Administrative Agent for the account of each Consenting Lender a non-refundable and fully earned fee (the “Second Amendment Fee”) equal to 0.250% of each such Consenting Lender’s aggregate Revolving Commitment and the outstanding principal amount of its Term B Loans, in each case as of the Second Amendment Effective Date.
     (f) Other. The Administrative Agent shall have received such other documents, instruments, agreements or information as may be reasonably requested by the Administrative Agent. All corporate and legal proceedings and all instruments and agreements relating to the transactions contemplated by this Second Amendment or in any other document delivered in connection herewith shall be reasonably satisfactory in form and substance to the Administrative Agent and Fried Frank, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Administrative Agent may reasonably have requested, such documents and papers where appropriate to be certified by proper corporate or governmental authorities. The documents referred to in this Section 3.01(f) shall be delivered to the Administrative Agent no later than the Second Amendment Effective Date.

     Section 3.02 Effects of this Second Amendment.
     (a) Once the Second Amendment Effective Date has occurred, the Credit Agreement will be automatically amended retroactive to, and as of, the date of this Second Amendment to reflect the amendments thereto provided for in this Second Amendment. Once the Second Amendment Effective date has occurred, then on and after the Second Amendment Effective Date, the rights and obligations of the parties to the Credit Agreement shall be governed by the Credit Agreement, as amended by this Second Amendment. Once the Second Amendment Effective Date has occurred, all references to the Credit Agreement in any document, instrument, agreement or writing shall be deemed to refer to the Credit Agreement as amended by this Second Amendment.
     (b) Other than as specifically provided herein, this Second Amendment shall not operate as a waiver or amendment of any right, power or privilege of the Administrative Agent or any Lender under the Credit Agreement or any other Finance Document or of any other term or condition of the Credit Agreement or any other Finance Document, nor shall the entering into of this Second Amendment preclude the Administrative Agent and/or any Lender from refusing to enter into any further waivers or amendments with respect thereto. This Second Amendment is not intended by any of the parties hereto to be interpreted as a course of dealing which would in any way impair the rights or remedies of the Administrative Agent or any Lender except as expressly stated herein, and no Lender shall have any obligation to extend credit to the Borrower other than pursuant to the strict terms of the Credit Agreement and the other Finance Documents, as amended or supplemented to date (including by means of this Second Amendment).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.01 Representations and Warranties. In order to induce the Required Lenders to consent to the amendments contained herein, each of Holdings and the Borrower represents and warrants as set forth below:
     (a) After giving effect to this Second Amendment, the Credit Agreement, as amended, does not impair the validity, effectiveness or priority of the Liens granted pursuant to the Collateral Documents, and such Liens continue unimpaired with the same priority to secure repayment of all Finance Obligations, whether heretofore or hereafter incurred. The position of the Lenders with respect to such Liens, the Collateral in which a security interest was granted pursuant to the Collateral Documents and the ability of the Administrative Agent to realize upon such Liens pursuant to the terms of the Collateral Documents have not been adversely affected in any material respect by the amendments to the Credit Agreement effected pursuant to this Second Amendment or by the execution, delivery, performance or effectiveness of this Second Amendment.

     (b) Each of Holdings and the Borrower reaffirms as of the date hereof and the Second Amendment Effective Date its covenants and agreements contained in the Credit Agreement and each Collateral Document and other Finance Document to which it is a party, including, in each case, as such covenants and agreements may be modified by this Second Amendment on the Second Amendment Effective Date. Each of Holdings and the Borrower further confirms that each Collateral Document and other Finance Document to which it is a party is, and shall continue to be, in full force and effect, and the same are hereby ratified, approved and confirmed in all respects, except as the Credit Agreement may be amended by this Second Amendment.
     (c) Immediately after giving effect to this Second Amendment, the representations and warranties set forth in Article V of the Credit Agreement (as so amended) and each other Finance Document are, in each case, true and correct in all material respects (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
     (d) This Second Amendment constitutes the legal, valid and binding obligation of each of Holdings and the Borrower enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
     (e) The parties signatory to the Acknowledgment and Agreement delivered pursuant to Section 3.01(b) of this Second Amendment constitute all of the Persons who (together with Holdings and the Borrower) are or are required under the terms of the Finance Documents to be Loan Parties.
     (f) The written statements and information contained in this Second Amendment and the other documents, certificates and statements furnished or made to the Administrative Agent and the Lenders on or prior to the Second Amendment Effective Date by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Second Amendment, including without limitation the description set forth on Schedule I hereto, taken as a whole, do not, as of the Second Amendment Effective Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading.
     (g) Each of Holdings and the Borrower has all requisite corporate power and authority to enter into this Second Amendment and to carry out the transactions contemplated by, and perform its obligations under, this Second Amendment and the Credit Agreement as amended by this Second Amendment.
     (h) As of the Second Amendment Effective Date (and giving effect to this Second Amendment), no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Second Amendment or the Credit Agreement as amended by this Second Amendment that would constitute an Event of Default or a Default.

ARTICLE V
WAIVER
     Section 5.01 Waiver Subject to the terms and conditions hereof and compliance by Holdings and the Borrower with their respective obligations hereunder and under the Credit Agreement as amended hereby, and in reliance on the representations and warranties of Holdings and the Borrower set forth herein, the Lenders agree that no Default or Event of Default that may have arisen under the Credit Agreement by virtue of the failure to deliver accurate financial statements or related certifications for the Affected Quarters prior to the delivery of the Restated Financials shall constitute a Default or an Event of
Default under the Credit Agreement, and any such Default or Event of Default shall for all purposes of the Loan Documents be waived as of the Second Amendment Effective Date.
ARTICLE VI
MISCELLANEOUS
     Section 6.01 Headings. The various headings of this Second Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Second Amendment or any provisions hereof.
     Section 6.02 Execution in Counterparts. This Second Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. A counterpart hereof executed and delivered by facsimile or pdf or other similar electronic transmission shall be effective as an original.
     Section 6.03 Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 6.04 Governing Law.
     (a) THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
     (b) Any legal action or proceeding with respect to this Second Amendment may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Second Amendment, each of Holdings and the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of Holdings and the Borrower irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

     Section 6.05 Waiver of Right to Trial by Jury. EACH PARTY TO THIS SECOND AMENDMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER OR UNDER ANY OTHER FINANCE DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS SECOND AMENDMENT OR ANY OTHER FINANCE DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS SECOND AMENDMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     Section 6.06 Entire Agreement. This Second Amendment constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.
     Section 6.07 Fees and Expenses. The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery and enforcement of this Second Amendment and the other documents and instruments referred to herein or contemplated hereby, including, but not limited to, the fees and disbursements of Fried Frank, counsel to the Administrative Agent.
     Section 6.08 Finance Document Pursuant to Credit Agreement. This Second Amendment is a Finance Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement (and, following the date hereof, the Credit Agreement, as amended hereby).
[Signature Pages Follow]

     IN WITNESS WHEREOF, the signatories hereto have caused this Second Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

HOLDINGS:	VERIFONE INTERMEDIATE HOLDINGS, INC.
	By:	/s/ Douglas G. Bergone
		Name:	Douglas G. Bergeron
		Title:	Chief Executive Officer

BORROWER:	VERIFONE, INC.
	By:	/s/ Douglas G. Bergeron
		Name:	Douglas G. Bergeron
		Title:	Chief Executive Officer

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A., as Administrative Agent
	By:	/s/ Sharon Bazbaz
		Name:	Sharon Bazbaz
		Title:	Vice President

Lender Signature Page to the Second Amendment to Credit Agreement

REQUIRED LENDERS:	SIGNATURE PAGE TO THE SECOND AMENDMENT DATED AS OF APRIL 28, 2008 TO THE CREDIT AGREEMENT DATED AS OF OCTOBER 31, 2006 AND AMENDED AS OF JANUARY 25, 2008 AMONG VERIFONE INTERMEDIATE HOLDINGS, INC., VERIFONE, INC., THE LENDERS PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, AN L/C ISSUER AND SWING LINE LENDER, BANK LEUMI USA AND WELLS FARGO BANK, N.A., AS CO-DOCUMENTATION AGENTS, AND LEHMAN COMMERCIAL PAPER INC., AS SYNDICATION AGENT

JPMORGAN CHASE BANK, N.A., as Administrative Agent, for and on behalf of the Required Lenders who have consented hereto as provided in Section 10.01 of the Credit Agreement

By:	/s/ Sharon Bazbaz
	Name:	Sharon Bazbaz
	Title:	Vice President

SCHEDULE I
Description of Earnings Restatements
          In December 2007, the Company announced that it would be required to restate its unaudited interim financial statements for its interim periods ended January 31, 2007, April 30, 2007 and July 31, 2007. These restatements were required due to the discovery of accounting errors primarily related to the Company’s valuation of in-transit inventory and allocation of manufacturing and distribution overhead to inventory. Each of these errors also affected the Company’s reported cost of net revenues and consequently the Company’s reported gross profit, total operating income and net income.
          The errors resulting in the largest portion of the adjustment related to the Company’s valuation of in-transit inventory. These errors were made by employees in the Company’s supply chain accounting organization in Rocklin, California. Starting in the second quarter of 2007, the Company’s reported inventories included significantly more in-transit inventory than had been reflected in the Company’s consolidated balance sheet at previous quarter ends. This in-transit inventory was intended to reflect the value of inventory that was in the process of being shipped from one of the Company’s business units to another of the Company’s business unit, but that had not yet been physically received by the second business unit. Most of the in-transit inventory included in the Company’s total inventory reported at April 30 and July 31, 2007 purportedly reflected shipments from the Company’s international headquarters in Singapore to its main distribution center in California and from the Company’s Tel Aviv manufacturing facility to its Singapore international headquarters and to the Company’s main distribution center in California.
          The second principal group of errors related to the application of manufacturing and distribution overhead to inventory. The adjustments arising from these errors primarily affected the first quarter of fiscal 2007, and to a lesser extent, affected the third quarter of fiscal 2007. During each of these periods, the amount of overhead allocated to inventory in certain of the Company’s locations was overstated, increasing inventory and decreasing reported cost of net revenues.
          The Company’s supply chain accounting organization identified certain of these issues while preparing for the annual audit and notified senior management of the concerns. The Company’s management investigated these issues and apprised its independent accounting firm and the Company’s audit committee of these issues in the several days leading up to the Company’s December 3, 2007 announcement of the anticipated restatement.
          The Company announced, on December 3, 2007, that it anticipated that the restatement would result in a reduction in reported inventories that amounted to approximately $29.7 million at July 31, 2007 and reductions to previously reported pre-tax income aggregating approximately $29.7 million for the interim periods through July 31, 2007, including other unrelated errors detected in the normal course that had not been corrected because the Company believed that individually and in the aggregate such errors were not material to the Company’s consolidated financial statements. The Company also announced that there could be no assurance that additional errors requiring correction would not be uncovered in the course of the restatement process.

          Following the December 3 announcement, the Company’s audit committee began working with its independent counsel, Simpson Thacher & Bartlett LLP, and forensic accountants, Navigant LLC, to investigate the events leading to the required restatement. The Company announced the completion of the independent investigation on April 2, 2008. The investigation determined that incorrect manual journal and elimination entries were made with respect to certain inventory-related matters, that existing policies with respect to manual journal entries were not followed, and that insufficient review processes and controls were in place to identify and correct the erroneous manual journal and elimination entries in a timely manner. As a result of the investigation, the Company’s management concluded that the Company did not maintain effective internal control over financial reporting, and has directed that remedial measures be taken. These measures include: implementation of a more stringent voucher approval process for manual journal entries; implementation of enhanced information technology/enterprise resource planning systems; additional centralized staffing with individuals having sufficient knowledge and experience in cost accounting and other GAAP principles; enhanced segregation of duties between the financial planning and the accounting and control functions; improvement in governance and compliance functions; and personnel actions, including termination of the Company’s supply chain controller, enhanced supervision and other actions.
          Subject to completion of the restatements and review by the Company’s auditors, the restatements are expected to have the following effects: previously reported inventories will be reduced by approximately $13.3 million, $23.9 million and $40.6 million as compared to originally reported amounts at January 31, 2007, April 30, 2007, and July 31, 2007; and previously reported operating income will be decreased by approximately $12.5 million, $9.8 million, and $14.7 million as compared to originally reported amounts for the three months ending January 31, 2007, April 30, 2007, and July 31, 2007. The aggregate decrease in operating income for the nine months ended July 31, 2007, of approximately $36.9 million, as determined through the audit committee investigation, represents an increase of approximately $7.2 million compared to the original estimate of approximately $29.7 million reported on December 3, 2007. The foregoing amounts are preliminary and are subject to revision following completion of the restatement and the related review and audit.
          The Company announced on April 2, 2008 that it was then targeting to file its amended and restated quarterly reports on Form 10-Q/A for the quarters ended January 31, 2007, April 30, 2007, and July 31, 2007, its annual report on Form 10-K for the year ended October 31, 2007 and its quarterly report on Form 10-Q for the quarter ended on January 31, 2008 on or about April 30, 2008. Because of the rigorous processes that are required for the restatement and the related review and audit and the number of periods required to be reported, the Company cannot be certain how much time will ultimately be required to complete the restatement process or even whether the Company will be able to file these reports by April 30, 2008 and there remains a substantial risk that additional time will be required.

Schedule I

EXHIBIT A
ACKNOWLEDGEMENT AND AGREEMENT
          Each Loan Party listed below hereby acknowledges that it has reviewed the Second Amendment to the Credit Agreement to which this Acknowledgement and Agreement is attached as an exhibit (the “Second Amendment”) and hereby consents to the execution, delivery and performance thereof by each of Holdings and the Borrower. Each Loan Party hereby confirms its obligation under each Finance Document to which it is a party and agrees that, after giving effect to the Second Amendment, neither the modification of the Credit Agreement or any other Finance Document effected pursuant to the Second Amendment, nor the execution, delivery, performance or effectiveness of the Second Amendment or any other Finance Document impairs the validity or effectiveness of any Finance Document to which it is a party or impairs the validity, effectiveness or priority of the Liens granted pursuant to any other Finance Document to which it is a party or by which it is otherwise bound. Each Loan Party hereby further agrees that the Liens created pursuant to the Finance Documents continue unimpaired with the same enforceability and priority to secure repayment of all Loans and other obligations arising thereunder, whether heretofore or hereafter incurred. Under the foregoing circumstances, the position of the Administrative Agent and the Lenders with respect to such Liens, the Collateral in which a security interest was granted pursuant to the Finance Documents, and the ability of the Administrative Agent to enforce the provisions of the Finance Documents and to realize upon such Liens pursuant to the terms of the Finance Documents, have not been adversely affected in any material respect by the amendments to the Credit Agreement effected pursuant to the Second Amendment, the amendment or modification of any other Finance Document effected pursuant to the Second Amendment or the execution, delivery, performance or effectiveness of the Second Amendment.

VERIFONE HOLDINGS, INC.
By:
	Name:	Douglas G. Bergeron
	Title:	Chief Executive Officer